Exhibit 99.1

                                   Contacts:
   [Company Logo]                  Larry L.  Bingaman
                                   SVP - Corporate Relations & Secretary
                                   Aquarion Company
                                   203-336-7626

                                   Nancy Macenko
                                   VP -- External Affairs
                                   American Water Works Company
                                   856-566-4026

                                   Jim Harrison
                                   VP - Investor Relations
                                   American Water Works Company
                                   856-346-8207




          AMERICAN WATER WORKS COMPANY'S NEW ENGLAND OPERATIONS TO BE
                     ACQUIRED BY KELDA GROUP PLC, AQUARION

Bridgeport, CT and Voorhees, NJ -- August 30, 2001 - Kelda Group plc, its Aquarion Company subsidiary and American Water Works Company (NYSE:AWK), today jointly announced they had reached an agreement whereby Aquarion would acquire five American Water Works subsidiaries in Connecticut, Massachusetts, New York, and New Hampshire. The transaction price is about $118 million in cash plus the assumption of $115 million in debt. The acquisition will be funded from existing cash resources and debt facilities within the Kelda Group.

          The American Water operations being acquired serve a total of 64,000 customer accounts, or 177,000 residents of Greenwich, Darien, East Hampton, Lebanon and Mystic, CT; Hampton, North Hampton and parts of Rye NH; Hingham, Oxford, Millbury Hull and North Cohassett MA; and Port Chester, the Village of Rye and Rye Brook NY. Massachusetts Capital Resource Company, a finance subsidiary of American Water Works, which owns and leases certain assets to Massachusetts-American, will also be acquired as part of the transaction.


Continued . . .

          The Public Utility Commissions in Connecticut, New York and New Hampshire must approve the transaction, which is expected to occur by the end of the first half of 2002. The transaction is also subject to review by the Federal Trade Commission.

          After the transaction is completed, the newly acquired Connecticut operations will be merged with Aquarion's BHC Company and maintained as a separate division, while the others will be operated as separate companies with a new corporate name.

          Responding to the agreement, Richard K. Schmidt, Aquarion Company President and Chief Executive Officer said: "We are very excited about this transaction for a number of reasons. It increases Aquarion's water utility business by about 50 percent; it is consistent with Kelda's desire to use Aquarion as its platform for expansion in the US; and American Water's New England operations are a good fit with ours."

          Schmidt noted that no changes are planned in the acquired four-state operations, other than those already contemplated by American Water Company, such as the consolidation of the customer call center. "While there may be some redundancies, they should be minimal in this case," Schmidt commented

          Kelda's Executive Chairman, John Napier commenting on the acquisition said: "This acquisition is a logical next step in the expansion of our US interests. Our first USA investment, Aquarion and its management team have performed very well. This second acquisition has an excellent fit with our existing business in New England and offers the prospect of ongoing value creation. It is expected to be earnings enhancing from the time of closing."

          American Water Works President and CEO J. James Barr called the agreement a change that should also please New England consumers. "Customers are expected to benefit from a consolidation of this nature. These five American Water subsidiaries will be a powerful addition to an already strong Aquarion organization. They bring a proud heritage of customer service that spans more than 100 years. This is a combination of the industry's best and it's a perfect illustration of the value that can be derived from consolidation."

          Additionally, Barr went on to say this divestiture and another that American Water has entered into with the Town of Salisbury, Massachusetts, are consistent with the company's long-standing strategy to take steps that advance consolidation of the water and wastewater industry, while creating benefits for customers and shareholders.


Continued . . .

"This transaction represents two best in class water utilities embracing the 21st century by continuing to advance the consolidation of the water industry," Schmidt commented. "While American Water Works Company is a national leader, Aquarion is the largest investor-owned water company in New England. The combination will create a larger, more efficient system that will bring a strong regional focus to the area and will provide a reliable long-term supply of quality water for the benefit of customers and shareholders," Schmidt said.

About Aquarion and Kelda

          Aquarion's principal business is public water supply. Through its BHC and Sea Cliff Water Company subsidiaries, it is one of the 10 largest investor-owned water utilities in the U.S. and serves 146,000 homes and businesses, or a population of more than 500,000, in 35 Connecticut and Long Island, NY communities. Other businesses include contracted services of municipal water and waste water systems, environmental engineering and timber processing.

          Kelda, Aquarion's parent, has annual revenues of $1.3 billion. Its water and wastewater services business, Yorkshire Water Services, provides drinking water to approximately 1.9 million customer accounts, or a population of 4.5 million, in the County of Yorkshire, England. It is one of the 10 largest water companies in the world. Yorkshire Water Services supplies its customers with 350 million of gallons of water daily, treated at 112 water treatment facilities.

About American Water Works Company

          With annual revenues of $1.35 billion, American Water Works Company is the nation's largest publicly traded enterprise devoted exclusively to the water and wastewater business. Its 5,000 associates provide water, wastewater and other water resource management services to more than 10 million people in 1,300 communities throughout the U.S. More information can be found on the Web at www.amwater.com.



Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

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